Exhibit 21.1

QEP Resources, Inc.
Subsidiaries of the Company

Name	State of Organization
QEP Energy Company (1)	Texas
QEP Field Services Company (1)	Utah
QEP Marketing Company (1)	Utah
Uintah Basin Field Services, LLC (5)	Delaware
Rendezvous Gas Services, LLC (3)	Wyoming
Three Rivers Gathering, LLC (4)	Delaware
Rendezvous Pipeline Company, LLC (2)	Colorado
Perry Land Management Company, LLC (2)	Oklahoma
Roden Participants, LTD (7)	Texas
Clear Creek Storage Company, LLC (6)	Utah
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(1) 100% owned by QEP Resources, Inc.
(2) 100% owned by QEP Field Services Company
(3) 78% owned by QEP Field Services Company
(4) 50% owned by QEP Field Services Company
(5) 38% owned by QEP Field Services Company
(6) 100% owned by QEP Marketing Company
(7) 14% owned by QEP Energy Company